UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2019

AERPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38560	61-1547850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9987 Carver Road Cincinnati, OH	45242
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 985-1920

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.05	Costs Associated with Exit or Disposal Activities.

On April 1, 2019, the Board of Directors (the “Board”) of Aerpio Pharmaceuticals, Inc. (the “Company”) approved a realignment plan to reduce operating costs and better align its workforce with the needs of its ongoing business. The realignment plan reduces its current workforce by 11 employees, representing approximately 41% of the Company’s workforce. This action is expected to be substantially complete by April 30, 2019. As a result of this realignment plan, the Company estimates that it will incur one-time aggregate expenses of approximately $0.9 million for employee related costs, including severance benefits, payment of healthcare insurance premiums and outplacement assistance for specified periods. Each affected employee’s eligibility for such severance benefits is contingent upon such employee’s execution of a separation agreement, which includes a general release of claims against the Company. The Company anticipates that the majority of such employee related costs will be paid during the second and third quarters of 2019, with additional costs to be paid during the remainder of the 2019 fiscal year. The charges that the Company expects to incur in connection with the realignment plan are subject to a number of assumptions, and actual results may differ from the Company’s original estimate. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the realignment plan. If the Company subsequently determines that it will incur additional significant costs associated with the realignment plan, it will amend this Current Report on Form 8-K to disclose such information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2019	AERPIO PHARMACEUTICALS, INC.

	By:	/s/ Stephen Hoffman, M.D., Ph.D.
Stephen Hoffman, M.D., Ph.D. Chief Executive Officer